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                                                                    EXHIBIT 8.1



                     [LOCKE LIDDELL & SAPP LLP LETTERHEAD]


                                August 24, 1999


Camden Property Trust
Three Greenway Plaza
Suite 1300
Houston, Texas 77046

Ladies and Gentlemen:

         We have acted as securities counsel to Camden Property Trust, a Texas real estate investment trust (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of 672,490 common shares of beneficial interest of the Company, par value $0.01 per share (the "Camden Common Shares"), on a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). The Camden Common Shares are to be issued to certain holders of units of limited liability company interest (the "Units") of Oasis Martinique, LLC, a Delaware limited liability company ("Oasis Martinique"), upon exchange of the Units.

         The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, the legislative history and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.


         In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:
(1) the Registration Statement (including all amendments made thereto through the date hereof); (2) the Amended and Restated Declaration of Trust and the Second Amended and Restated Bylaws of the Company, as amended to date; (3) the Registration Rights Agreement, dated as of April 6, 1986, by and among Oasis Residential, Inc., ISCO and IFT Properties, Ltd.; (4) the Registration Rights Agreement, dated as of April 2, 1998, by and between Oasis Residential, Inc. and Merrill Lynch International Private Finance Limited; (5) the Amended and Restated Limited Liability Company Agreement of Oasis Martinique, LLC, dated as of October 23, 1998, by and among Oasis Residential, Inc. and the persons named therein; (6) the Exchange Agreement, dated as of October 23, 1998, by and among Oasis Residential, Inc., Oasis Martinique, LLC and the holders listed thereon; and (7) certain written factual representations of the Company contained in an Officer's Certificate to Counsel for Camden Property Trust regarding certain income tax matters dated on or about the date hereof (the "Officer's Certificate").


         In our examination, we have assumed (without any independent investigation or review thereof), with your consent, that all of the factual representations and factual statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed under such documents have been and will be performed or satisfied in accordance with their terms. We have further assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the


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authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials as well as the Officer's Certificate and other certificates, documents, statements and other information of the Company, Oasis Martinique or representatives or officers thereof.

         For purposes of rendering our opinion, we have not made an independent investigation or audit of any of the facts set forth in any of the above-referenced documents, including the Registration Statement and the Officer's Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions.

         Our opinions are based solely on the above-referenced documents that we have examined; the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any fact contained in such documents or in such additional information is, or later becomes, inaccurate or if any representation made to us is, or later becomes, inaccurate. Any inaccuracy in, or breach of, any of the aforementioned documents, statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion.

         Based upon, and subject to the foregoing and the next paragraph below and provided that the Company filed a proper election to be taxed as a real estate investment trust ("REIT") with its timely filed federal income tax return for the taxable year ending December 31, 1993, which has not been terminated or revoked, we are of the opinion that:


         1. The Company has met the requirements for qualification and taxation as a REIT for each taxable year commencing with the taxable year ended December 31, 1993.


         2. The Company's diversity of equity ownership, operations through the date hereof and proposed method of operation should allow it to qualify as a REIT for the 1999 taxable year.

         3. As of the date hereof, Oasis Martinique is treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation.

         4. The discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences" to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

         We express no opinion with respect to the transactions described herein and in the Registration Statement other than those set forth herein. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Locke Liddell & Sapp LLP will not review or audit the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual operating results of the Company, Oasis Martinique and the other entities in which the Company or Oasis Martinique own interests, the sources of their income, the nature of their assets, the level of distributions to shareholders and the diversity of share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. No ruling has been (or will be) sought from the IRS by the Company as to the federal income tax matters addressed in this opinion.



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         This opinion letter has been prepared and furnished to you solely for use in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.


                               Very truly yours,



                               /s/ LOCKE LIDDELL & SAPP LLP